EXHIBIT 99.7

NRG EASTERN LLC

FINANCIAL STATEMENTS

At December 31, 2003, December 6, 2003 and

December 31, 2002, and for the Period from
December 6, 2003 to December 31, 2003, the Period
from January 1, 2003 to December 5, 2003 and for
the Years Ended December 31, 2002 and 2001

44

NRG EASTERN LLC

INDEX

Page(s)

Reports of Independent Auditors	2-3

Financial Statements
Balance Sheets at December 31, 2003, December 6, 2003 and December 31, 2002	4
Statements of Operations for the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003 and for the years ended December 31, 2002 and 2001	5
Statements of Member’s Equity for the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003 and for the years ended December 31, 2002 and 2001	6
Statements of Cash Flows for the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003 and for the years ended December 31, 2002 and 2001	7
Notes to Financial Statements	8-17

REPORT OF INDEPENDENT AUDITORS

To the Member of

NRG Eastern LLC

      In our opinion, the accompanying balance sheet and the related statements of operations, of member’s equity, and of cash flows present fairly, in all material respects, the financial position of NRG Eastern LLC (“Predecessor Company”) at December 31, 2002, and the results of their operations and their cash flows for the period from January 1, 2003 to December 5, 2003 and for the years ended December 31, 2002 and 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Note 1 to the financial statements, on May 14, 2003, NRG Energy, Inc. and certain of its subsidiaries including the Company, filed a petition with the United States Bankruptcy Court for the Southern District of New York for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. NRG Energy, Inc.’s Plan of Reorganization was substantially consummated on December 5, 2003, and Reorganized NRG emerged from bankruptcy. The Company emerged from bankruptcy on December 23, 2003, pursuant to a separate plan of reorganization referred to as the Northeast/ South Central Plan of Reorganization. The impact of NRG Energy, Inc.’s emergence from bankruptcy and fresh start accounting was applied to the Company on December 5, 2003 under push down accounting methodology.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

March 10, 2004

REPORT OF INDEPENDENT AUDITORS

To the Member of

NRG Eastern LLC

      In our opinion, the accompanying balance sheets and the related statements of operations, of members’ equity, and of cash flows present fairly, in all material respects, the financial position of NRG Eastern LLC (“Reorganized Company”) at December 31, 2003 and December 6, 2003, and the results of their operations and their cash flows for the period from December 6, 2003 to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Note 1 to the financial statements, on May 14, 2003, NRG Energy, Inc. and certain of its subsidiaries including the Company, filed a petition with the United States Bankruptcy Court for the Southern District of New York for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. NRG Energy, Inc.’s Plan of Reorganization was substantially consummated on December 5, 2003, and Reorganized NRG emerged from bankruptcy. The Company emerged from bankruptcy on December 23, 2003, pursuant to a separate plan of reorganization referred to as the Northeast/ South Central Plan of Reorganization. The impact of NRG Energy, Inc.’s emergence from bankruptcy and fresh start accounting was applied to the Company on December 5, 2003 under push down accounting methodology.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

March 10, 2004

NRG EASTERN LLC

BALANCE SHEETS

			Predecessor
	Reorganized Company		Company

	December 31,	December 6,	December 31,
	2003	2003	2002

	(In thousands of dollars)
ASSETS
Investment in affiliate	$567,740	$279,612	$489,783
Noncurrent deferred income tax	45,556	45,716	—

Total assets	$613,296	$325,328	$489,783

LIABILITIES AND MEMBER’S EQUITY
Current liabilities
Accounts payable — affiliates	$—	$—	$398

Total current liabilities	—	—	398
Noncurrent deferred income tax	—	—	29,198
Commitments and contingencies
Member’s equity	613,296	325,328	460,187

Total liabilities and member’s equity	$613,296	$325,328	$489,783

The accompanying notes are an integral part of these financial statements.

NRG EASTERN LLC

STATEMENTS OF OPERATIONS

	Reorganized
	Company	Predecessor Company

	For the	For the
	Period from	Period from
	December 6,	January 1,	For the Years Ended
	2003 to	2003 to	December 31,
	December 31,	December 5,
	2003	2003	2002	2001

	(In thousands of dollars)
General and administrative expenses	$—	$—	$159	$98
Equity earnings (losses) in unconsolidated affiliate	5,153	(127,756)	1,943	105,628

Income (loss) before income taxes	5,153	(127,756)	1,784	105,530
Income tax expense (benefit)	2,230	(54,912)	1,662	45,684

Net income (loss)	$2,923	$(72,844)	$122	$59,846

The accompanying notes are an integral part of these financial statements.

NRG EASTERN LLC

STATEMENTS OF MEMBER’S EQUITY

					Accumulated
	Member		Member	Accumulated	Other	Total
			Contributions/	Net Income	Comprehensive	Member’s
	Units	Amount	Distributions	(Loss)	Income	Equity

	(In thousands of dollars)
Balances at December 31, 2000 (Predecessor Company)	1,000	$1	$361,878	$—	$—	$361,879
Cumulative effect upon adoption of SFAS No. 133	—	—	—	—	7,050	7,050
Impact of SFAS No. 133 for the year ending December 31, 2001	—	—	—	—	46,821	46,821
Net income			—	59,846	—	59,846

Comprehensive income						113,717
Contribution from member	—	—	41,889	—	—	41,889
Distribution to member	—	—	—	(26,364)	—	(26,364)

Balances at December 31, 2001 (Predecessor Company)	1,000	1	403,767	33,482	53,871	491,121
Impact of SFAS No. 133 for the year ending December 31, 2002	—	—	—	—	(39,453)	(39,453)
Net income	—	—	—	122	—	122

Comprehensive loss						(39,331)
Contribution from member	—	—	8,397	—	—	8,397

Balances at December 31, 2002 (Predecessor Company)	1,000	1	412,164	33,604	14,418	460,187
Impact of SFAS No. 133 for the period ending December 5, 2003	—	—	—	—	(14,418)	(14,418)
Net loss	—	—	—	(72,844)	—	(72,844)

Comprehensive loss						(87,262)
Distribution to member	—	—	(45,495)	—	—	(45,495)
Contribution from member	—	—	7,973	—	—	7,973

Balances at December 5, 2003 (Predecessor Company)	1,000	1	374,642	(39,240)	—	335,403

Pushdown accounting adjustments	—	—	(49,315)	39,240	—	(10,075)
Balances at December 6, 2003 (Reorganized Company)	1,000	1	325,327	—	—	325,328

Contribution from member	—	—	285,045	—	—	285,045
Net income	—	—	—	2,923	—	2,923

Balances at December 31, 2003 (Reorganized Company)	1,000	$1	$610,372	$2,923	$—	$613,296

The accompanying notes are an integral part of these financial statements.

NRG EASTERN LLC

STATEMENTS OF CASH FLOWS

	Reorganized
	Company	Predecessor Company

	For the	For the
	Period from	Period from
	December 6,	January 1,	For the Years Ended
	2003 to	2003 to	December 31,
	December 31,	December 5,
	2003	2003	2002	2001

	(In thousands of dollars)
Cash flows from operating activities
Net income (loss)	$2,923	$(72,844)	$122	$59,846
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Distributions (less than) in excess of equity earnings/losses of unconsolidated affiliates	(5,153)	127,756	(1,943)	(79,264)
Deferred income tax	160	(62,885)	(6,735)	3,795
Current tax expense — noncash contribution from member	2,070	7,973	8,397	41,889
Changes to assets and liabilities
Accounts payable — affiliates	—	(398)	159	98

Net cash (used in) provided by operating activities	—	(398)	—	26,364

Cash flows from investing activities
Investment in affiliates	(282,975)	—	—	—
Dividends received from investment	—	45,893	—	—

Net cash (used in) provided by investing activities	(282,975)	45,893	—	—

Cash flows from financing activities
Distribution to member	—	(45,495)	—	(26,364)
Contribution from member	282,975	—	—	—

Net cash provided by (used in) financing activities	282,975	(45,495)	—	(26,364)

Net change in cash and cash equivalents	—	—	—	—
Cash and cash equivalents
Beginning of period	—	—	—	—

End of period	$—	$—	$—	$—

Supplemental disclosures of cash flow information
Noncash contribution from member for current tax expense	$2,070	$7,973	$8,397	$41,889

The accompanying notes are an integral part of these financial statements.

NRG EASTERN LLC

NOTES TO FINANCIAL STATEMENTS

1.     Organization

      NRG Eastern LLC (the “Company”), a directly held wholly owned subsidiary of NRG Energy, Inc. (“NRG Energy”), primarily holds a 50% equity interest of NRG Northeast Generating LLC (“Northeast Gen”) which owns electric power generation plants in the northeastern region of the United States. Northeast Gen was formed in 1999 for the purpose of financing, acquiring, owning, operating and maintaining, through its subsidiaries and affiliates the facilities owned by Arthur Kill Power LLC, Astoria Gas Turbine Power LLC, Connecticut Jet Power LLC, Devon Power LLC, Dunkirk Power LLC, Huntley Power LLC, Middletown Power LLC, Montville Power LLC, Norwalk Power LLC, Oswego Harbor Power LLC and Somerset Power LLC.

Recent Developments

      On May 14, 2003, NRG Energy and 25 of its direct and indirect wholly owned subsidiaries commenced voluntary petitions under Chapter 11 of the Bankruptcy Code in the United Sates Bankruptcy Court for the Southern District of New York. Northeast Gen was included in the Chapter 11 filing. During the bankruptcy proceedings, NRG Energy continued to conduct business and manage the companies as debtors in possession pursuant to sections 1107(a) and 1108 of the bankruptcy code. Two plans of reorganization were filed in connection with the restructuring efforts. The first, filed on May 14, 2003, and referred to as NRG Energy’s Plan of Reorganization, relates to NRG Energy and the other NRG Energy plan debtors. The second plan, relating to the Company, Northeast Gen and, its subsidiaries and the South Central subsidiaries, referred to as the Northeast/ South Central Plan of Reorganization, was filed on September 17, 2003. On November 24, 2003, the bankruptcy court entered an order confirming NRG Energy’s Plan of Reorganization and the plan became effective on December 5, 2003. On November 25, 2003, the bankruptcy court issued an order confirming the Northeast/ South Central Plan of Reorganization and the plan became effective on December 23, 2003. In connection with NRG Energy’s emergence from bankruptcy, NRG Energy adopted fresh start reporting in accordance with AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”) on December 5, 2003. NRG Energy’s fresh start reporting was applied to the Company on a push down accounting basis with the financial statements impact recorded as an adjustment to the December 6, 2003, member’s equity in the amount of $10.1 million.

NRG Energy’s Plan of Reorganization

      NRG Energy’s Plan of Reorganization is the result of several months of intense negotiations among NRG Energy, Xcel Energy, Inc. (“Xcel Energy”) and the two principal committees representing NRG Energy creditor groups, referred to as the Global Steering Committee and the Noteholder Committee. A principal component of NRG Energy’s Plan of Reorganization is a settlement with Xcel Energy in which Xcel Energy agreed to make a contribution consisting of cash (and, under certain circumstances, its stock) in the aggregate amount of up to $640 million to be paid in three separate installments following the effective date of NRG Energy’s Plan of Reorganization. The Xcel Energy settlement agreement resolves any and all claims existing between Xcel Energy and NRG Energy and/or its creditors and, in exchange for the Xcel Energy contribution, Xcel Energy is receiving a complete release of claims from NRG Energy and its creditors, except for a limited number of creditors who have preserved their claims as set forth in the confirmation order entered on November 24, 2003.

Northeast/ South Central Plan of Reorganization

      The Northeast/ South Central Plan of Reorganization was proposed on September 17, 2003, after the necessary financing commitments were secured. On November 25, 2003, the bankruptcy court issued an order confirming the Northeast/ South Central Plan of Reorganization and the plan became effective on December 23, 2003. In connection with the order confirming the Northeast/ South Central Plan of Reorganization, the court entered a separate order which provides that the allowed amount of the bondholders’ claims shall

NRG EASTERN LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

equal in the aggregate the sum of (i) $1.3 billion plus (ii) any accrued and unpaid interest at the applicable contract rates through the date of payment to the indenture trustee plus (iii) the reasonable fees, costs or expenses of the collateral agent and indenture trustee (other than reasonable professional fees incurred from October 1, 2003) plus (iv) $19.6 million, ratably, for each holder of bonds based upon the current outstanding principal amount of the bonds and irrespective of (a) the date of maturity of the bonds, (b) the interest rate applicable to such bonds and (c) the issuer of the bonds. The settlement further provides that the Northeast/ South Central debtors shall reimburse the informal committee of secured bondholders, the indenture trustee, the collateral agent, and two additional bondholder groups, for any reasonable professional fees, costs or expenses incurred from October 1, 2003 to January 31, 2004, up to a maximum amount of $2.5 million (including in such amount any post-October 1, 2003, fees already reimbursed), with the exception that the parties to the settlement reserved their respective rights with respect to any additional reasonable fees, costs or expenses incurred subsequent to November 25, 2003, related to matters not reasonably contemplated by the implementation of the settlement of the Northeast/ South Central Plan of Reorganization.

      The creditors of Northeast Gen and South Central subsidiaries were unimpaired by the Northeast/ South Central Plan of Reorganization. The creditors holding allowed general secured claims were paid in cash, in full on the effective date of the Northeast/ South Central Plan of Reorganization. Holders of allowed unsecured claims will receive or have received either (i) cash equal to the unpaid portion of their allowed unsecured claim, (ii) treatment that leaves unaltered the legal, equitable and contractual rights to which such unsecured claim entitles the holder of such claim, (iii) treatment that otherwise renders such unsecured claim unimpaired pursuant to section 1124 of the bankruptcy code or (iv) such other, less favorable treatment that is confirmed in writing as being acceptable to such holder and to the applicable debtor.

2.	Summary of Significant Accounting Policies

NRG Energy Fresh Start Reporting/Push Down Accounting

      In accordance with SOP 90-7, certain companies qualify for fresh start (“Fresh Start”) reporting in connection with their emergence from bankruptcy. Fresh Start reporting is appropriate on the emergence from Chapter 11 if the reorganization value of the assets of the emerging entity immediately before the date of confirmation is less than the total of all post-petition liabilities and allowed claims, and if the holders of existing voting shares immediately before confirmation receive less than 50% of the voting shares of the emerging entity. NRG Energy met these requirements and adopted Fresh Start reporting and applied push down accounting to its various subsidiary operations including the Company. Under push down accounting, the Company’s equity fair value was allocated to the Company’s assets and liabilities based on their estimated fair values as of December 5, 2003, as further described in Note 3.

      Under the requirements of Fresh Start, NRG Energy adjusted its assets and liabilities, other than deferred income taxes, to their estimated fair values as of December 5, 2003. As a result of marking the assets and liabilities to their estimated fair values, NRG Energy determined that there was a negative reorganization value that was reallocated back to the tangible and intangible assets. Deferred taxes were determined in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. The net effect of all Fresh Start adjustments resulted in a gain of $3.9 billion, which is reflected in NRG Energy’s Predecessor Company results for the period from January 1, 2003 to December 5, 2003. The application of the Fresh Start provisions of SOP 90-7 created a new reporting entity having no retained earnings or accumulated deficit.

      As part of the bankruptcy process, NRG Energy engaged an independent financial advisor to assist in the determination of its reorganized enterprise value. The fair value calculation was based on management’s forecast of expected cash flows from its core assets. Management’s forecast incorporated forward commodity market prices obtained from a third party consulting firm. A discounted cash flow calculation was used to develop the enterprise value of Reorganized NRG, determined in part by calculating the weighted average

NRG EASTERN LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

cost of capital of the Reorganized NRG. The Discounted Cash Flow, (“DCF,”) valuation methodology equates the value of an asset or business to the present value of expected future economic benefits to be generated by that asset or business. The DCF methodology is a “forward looking” approach that discounts expected future economic benefits by a theoretical or observed discount rate. The independent financial advisor prepared a 30-year cash flow forecast using a discount rate of approximately 11%. The resulting reorganization enterprise value as included in the Disclosure Statement ranged from $5.5 billion to $5.7 billion. The independent financial advisor then subtracted NRG Energy’s project level debt and made several other adjustments to reflect the values of assets held for sale, excess cash and collateral requirements to estimate a range of Reorganized NRG equity value of between $2.2 billion and $2.6 billion.

      In constructing the Fresh Start balance sheet upon emergence from bankruptcy, NRG Energy used a reorganization equity value of approximately $2.4 billion, as NRG Energy believed this value to be the best indication of the value of the ownership distributed to the new equity owners. NRG Energy’s Plan of Reorganization provided for the issuance of 100,000,000 shares of NRG Energy common stock to the various creditors resulting in a calculated price per share of $24.04. The reorganization value of approximately $9.1 billion was determined by adding the reorganized equity value of $2.4 billion, $3.7 billion of interest bearing debt and other liabilities of $3.0 billion. The reorganization value represents the fair value of an entity before liabilities and approximates the amount a willing buyer would pay for the assets of the entity immediately after restructuring. This value is consistent with the voting creditors and Court’s approval of NRG Energy’s Plan of Reorganization.

      The application of SOP 90-7 and push down accounting resulted in the creation of a new reporting entity for the Company. Consequently, the financial statements of the Reorganized Company and the Predecessor Company are separated by a black line to distinguish that the assets, liabilities and member’s equity as well as the results of operations are not comparable between periods. Under the requirements of push down accounting, the Company has adjusted its assets and liabilities to their estimated fair values as of December 5, 2003. The impact of push down accounting resulted in the reduction of member’s equity for the Company in the amount of $10.1 million.

      For financial reporting purposes, close of business on December 5, 2003, represents the date of NRG Energy’s emergence from bankruptcy. As used herein, the following terms refer to the Company and its operations:

“Predecessor Company”	The Company, prior to push down accounting
The Company’s operations, January 1, 2001 - December 31, 2001
The Company’s operations, January 1, 2002 - December 31, 2002
The Company’s operations, January 1, 2003 - December 5, 2003
“Reorganized Company”	The Company, post push down accounting
The Company’s operations, December 6, 2003 - December 31, 2003

      The bankruptcy court in its confirmation order approved NRG Energy’s Plan of Reorganization on November 24, 2003, and subsequently approved the Northeast/ South Central Plan of Reorganization on November 25, 2003. Under the requirements of SOP 90-7, the Fresh Start date is determined to be the confirmation date unless significant uncertainties exist regarding the effectiveness of the bankruptcy order. NRG Energy’s Plan of Reorganization required completion of the Xcel Energy settlement agreement prior to emergence from bankruptcy. Management believes this settlement agreement was a significant contingency and thus delayed the Fresh Start date until the Xcel Energy settlement agreement was finalized on December 5, 2003.

NRG EASTERN LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

Investment Impairments

      Investments accounted for by the equity method are reviewed for impairment in accordance with APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. APB Opinion No. 18 requires that a loss in value of an investment that is other than a temporary decline should be recognized. The Company identifies and measures losses in value of equity investments based upon a comparison of fair value to carrying value.

Investment in Affiliate

      The Company’s investment in Northeast Gen is accounted for under the equity method of accounting. The initial investment was recorded at cost and its carrying value is adjusted to recognize the Company’s share of earnings or losses and dividends.

Equity Earnings

      Earnings are recognized under the equity method of accounting in which the Company recognizes its share of the earnings or losses of the equity affiliate in the periods for which they are reported in the affiliate’s financial statements. Equity earnings are recorded before income taxes of the equity affiliate with the appropriate income taxes recorded as a component of the Company’s income tax provision.

Income Taxes

      The Company has been organized as a limited liability company. Therefore, federal and state income taxes are assessed at the member level. However, a separate company provision for federal and state income taxes has been reflected in the accompanying financial statements (see Note 7 — Income Taxes). As a result of the Company being included in the NRG Energy consolidated tax return and tax payments, federal and state taxes payable amounts resulting from the tax provision are reflected as a contribution by member in the statement of member’s equity and balance sheet.

      Deferred income taxes are recognized for the tax consequences in future years of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities. A valuation allowance is recorded to reduce deferred tax assets to the amount more likely than not to be realized.

Use of Estimates in Financial Statements

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

3.	Emergence from Bankruptcy and Fresh Start Reporting

      In accordance with the requirements of push down accounting, the Company’s fair value of $325.3 million was allocated to the Company’s assets and liabilities based on their individual estimated fair values. A third party was used to complete an independent appraisal of the Company’s tangible assets, intangible assets and contracts.

      The determination of the fair value of the Company’s assets and liabilities was based on a number of estimates and assumptions, which are inherently subject to significant uncertainties and contingencies.

NRG EASTERN LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Due to the adoption of push down accounting as of December 5, 2003, the Reorganized Company’s balance sheets, statements of operations and cash flows have not been prepared on a consistent basis with the Predecessor Company’s financial statements and are not comparable in certain respects to the financial statements prior to the application of push down accounting. A black line has been drawn on the accompanying financial statements to separate and distinguish between the Reorganized Company and the Predecessor Company. The effects of the push down accounting adjustments on the Company’s balance sheet as of December 5, 2003, were as follows:

	Predecessor			Reorganized
	Company			Company
	December 5,	Push down		December 6,
	2003	Adjustments		2003

	(In thousands of dollars)
ASSETS
Investment in affiliate	$301,719	$(22,107	)(A)	$279,612
Noncurrent deferred income tax	33,684	12,032	(B)	45,716

Total assets	$335,403	$(10,075)		$325,328

LIABILITIES AND MEMBER’S EQUITY
Member’s equity
Member’s contributions	$374,643	$(49,315)		$325,328
Accumulated net loss	(39,240)	39,240		—

Total member’s equity	335,403	(10,075	)(C)	325,328

Total liabilities and member’s equity	$335,403	$(10,075)		$325,328

(A)	Result of allocating the equity value in conformity with the purchase method of accounting for business combinations. These allocations were based on valuations obtained from independent appraisers

(B)	Reflects the adjustment to deferred income tax assets and liabilities due to push down accounting.

(C)	The changes in member’s equity reflect the fair value adjustment resulting from NRG Energy’s accounting procedures.

4.	Derivative Instruments and Hedging Activity

      On January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, SFAS No. 138 and SFAS No. 149. SFAS No. 133 requires the Company to record all derivatives on the balance sheet at fair value. Changes in the fair value of nonhedge derivatives will be immediately recognized in earnings. The criteria used to determine if hedge accounting treatment is appropriate are (a) the designation of the hedge to an underlying exposure, (b) whether or not the overall risk is being reduced and (c) if there is high degree of correlation between the value of the derivative instrument and the underlying obligation. Formal documentation of the hedging relationship, the nature of the underlying risk, the risk management objective, and the means by which effectiveness will be assessed is created at the inception of the hedge. Changes in fair values of derivatives accounted for as hedges will either be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or, for forecasted transactions, deferred and recorded as a component of other accumulated comprehensive income, (“OCI,”) until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative instrument’s change in fair value will be immediately recognized in earnings. The Company also formally assesses both at inception and at least quarterly thereafter, whether the derivatives that are used in hedging transactions are highly effective in offsetting the changes in either the fair value or cash flows of the hedged item. This assessment includes all

NRG EASTERN LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

components of each derivative’s gain or loss unless otherwise noted. When it is determined that a derivative ceases to be a highly effective hedge, hedge accounting is discontinued.

      SFAS No. 133 applies to the Northeast Gen’s long-term power sales contracts, long-term gas contracts and other energy related commodities financial instruments used to mitigate variability in earnings due to the fluctuations in spot market prices, hedge fuel requirements at generation facilities and protect investments in fuel inventories. At December 31, 2003, Northeast Gen had various commodity contracts extending through April 2004.

Accumulated Other Comprehensive Income

      The following table summarizes the effects of SFAS No. 133 on the Company’s accumulated other comprehensive income balance at December 31, 2003, December 6, 2003 and December 31, 2002, respectively:

	Reorganized
	Company	Predecessor Company

	For the	For the
	Period from	Period from
	December 6,	January 1,	For the
	2003 to	2003 to	Year Ended
	December 31,	December 5,	December 31,
	2003	2003	2002

	(In thousands of dollars)
Energy Commodities Gains (Losses)
Beginning balance	$—	$14,418	$53,871
Unwound from OCI during period
Due to unwinding of previously deferred amounts	—	(14,418)	(24,043)
Mark to market of hedge contracts	—	—	(15,410)

Ending balance	$—	$—	$14,418

Gains expected to unwind from OCI during next 12 months	$—	$—	$14,418

      During the periods from January 1, 2003 to December 5, 2003, and the year ended December 31, 2002, the Company reclassified gains of $14.4 million and $24.0 million, respectively, from OCI to current-period earnings. This amount is recorded on the same line in the statement of operations in which the hedged item is recorded. Also during the year ended December 31, 2002, the Company recorded losses in OCI of approximately $15.4 million related to changes in the fair values of derivatives accounted for as hedges. The net balance in OCI relating to SFAS No. 133 at December 31, 2002, was a gain of approximately $14.4 million.

5.	Guarantees

      In November 2002, the FASB issued FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year end. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The interpretation addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. The interpretation also clarifies the requirements related to the recognition of a liability by a guarantor at the inception of the guarantee for the obligations the guarantor has undertaken in issuing the guarantee.

NRG EASTERN LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

      In connection with push down accounting, all outstanding guarantees were considered new; accordingly, the Company applied the provision of FIN 45 to all of those guarantees. Each guarantee was reviewed for the requirement to recognize a liability at inception.

      Northeast Gen and the Company are guarantors under the debt issued by the Company’s parent, NRG Energy. NRG Energy issued $1.25 billion of 8% Second Priority Notes on December 23, 2003, due and payable on December 15, 2013. On January 28, 2004, NRG Energy also issued $475.0 million of Second Priority Notes, under the same terms and indenture as its December 23, 2003 offering.

      NRG Energy’s payment obligations under the notes and all related parity lien obligations are guaranteed on an unconditional basis by each of NRG Energy’s current and future restricted subsidiaries, of which the Company is one. The notes are jointly and severally guaranteed by each of the guarantors. The subsidiary guarantees of the notes are secured, on a second priority basis, equally and ratably with any future parity lien debt, by security interests in all of the assets of the guarantors, except certain excluded assets, subject to liens securing parity lien debt and other permitted prior liens.

      The Company’s obligations pursuant to its guarantees of the performance, equity and indebtedness obligations were as follows:

	Guarantee/
	Maximum		Expiration
	Exposure	Nature of Guarantee	Date	Triggering Event

	(In thousands of dollars)
NRG Energy Second Priority Notes due 2013	$1,753,000	Obligations under credit agreement	2013	Nonperformance

6.	Investments Accounted for by the Equity Method

      The Company has a 50% equity investment in Northeast Gen which owns electric power generation plants in the northeast region of the United States. Northeast Generation Holding LLC owns the remaining 50% interest in Northeast Gen. The equity method of accounting is applied to such investments in affiliates, which include joint ventures and partnerships because the ownership structure prevents the Company from exercising a controlling influence over operating and financial policies of the projects. Under this method, equity in the pre-tax income or losses of such projects are reflected as equity in earnings of unconsolidated affiliates.

      Summarized financial information of the Company’s only unconsolidated affiliate, Northeast Gen, without the impact of income taxes recorded is as follows:

      Results of operations:

	Reorganized
	Company	Predecessor Company

	For the	For the
	Period from	Period from
	December 6,	January 1,	For the Years Ended
	2003 to	2003 to	December 31,
	December 31,	December 5,
	2003	2003	2002	2001

	(In thousands of dollars)
Operating revenues	$60,471	$730,463	$693,869	$1,050,688
Costs and expenses	50,165	985,974	689,984	839,433

Net income (loss) before taxes	$10,306	$(255,511)	$3,885	$211,255

NRG EASTERN LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Financial position:

			Predecessor
	Reorganized Company		Company

	December 31,	December 6,	December 31,
	2003	2003	2002

	(In thousands of dollars)
Current assets	$162,283	$171,621	$317,818
Other assets	1,064,874	1,067,437	1,375,919

Total assets	$1,227,157	$1,239,058	$1,693,737

Current liabilities	$84,149	$672,345	$678,679
Other liabilities	7,528	7,493	35,495
Member’s equity	1,135,480	559,220	979,563

Total liabilities and member’s equity	$1,227,157	$1,239,058	$1,693,737

7.	Income Taxes

      The Company is included in the consolidated tax return filings as a wholly owned subsidiary of NRG Energy. Reflected in the financial statements and notes below are separate company federal and state tax provisions as if the Company had prepared separate filings. An income tax provision has been established on the accompanying financial statements as of the earliest period presented in order to reflect income taxes as if the Company filed its own tax return. The Company’s parent, NRG Energy, does not have a tax allocation agreement with its subsidiaries and prior to January 1, 2003, income taxes were not recorded or allocated to non tax paying entities or entities such as the Company which are treated as disregarded entities for tax purposes. Because the Company is not a party to a tax sharing agreement, current tax expense (benefit) is recorded as a capital contribution from (distribution to) the Company’s parent. The cumulative effect of recording an income tax provision (benefit) and deferred taxes resulted in recording as of December 31, 2000, a net deferred tax liability of $32.1 million and a reduction to member’s equity of $32.1 million.

NRG EASTERN LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

      The provision (benefit) for income taxes consists of the following:

	Reorganized
	Company	Predecessor Company

	For the	For the
	Period from	Period from
	December 6,	January 1,	For the Years Ended
	2003 to	2003 to	December 31,
	December 31,	December
	2003	5, 2003	2002	2001

	(In thousands of dollars)
Current
Federal	$1,479	$5,695	$5,998	$29,921
State	591	2,278	2,399	11,968

	2,070	7,973	8,397	41,889
Deferred
Federal	114	(44,919)	(4,811)	2,711
State	46	(17,966)	(1,924)	1,084

	160	(62,885)	(6,735)	3,795

Total income tax expense (benefit)	$2,230	$(54,912)	$1,662	$45,684

Effective tax rate	43.2%	43.0%	93.2%	43.3%

      The pre-tax income (loss) was as follows:

Reorganized
	Company	Predecessor Company

	For the	For the
	Period from	Period from
	December 6,	January 1,	For the Years Ended
	2003 to	2003 to	December 31,
	December 31,	December
	2003	5, 2003	2002	2001

(In thousands of dollars)
U.S.	$5,153	$(127,756)	$1,784	$105,530

      The components of the net deferred income tax (assets) liabilities were:

			Predecessor
	Reorganized Company		Company

	December 31,	December 6,	December 31,
	2003	2003	2002

	(In thousands of dollars)
Investment in project	$—	$—	$29,198

Total deferred tax liabilities	—	—	29,198
Deferred tax assets
Investment in project	45,556	45,716	—

Total deferred tax assets (before valuation allowance)	45,556	45,716	—
Valuation allowance	—	—	—

Net deferred tax assets	45,556	45,716	—

Net deferred tax (assets) liabilities	$(45,556)	$(45,716)	$29,198

NRG EASTERN LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

      The net deferred tax (assets) liabilities consists of:

			Predecessor
	Reorganized Company		Company

	December 31,	December 6,	December 31,
	2003	2003	2002

	(In thousands of dollars)
Current deferred tax liabilities	$—	$—	$—
Noncurrent deferred tax (assets) liabilities	(45,556)	(45,716)	29,198

Net deferred tax (assets) liabilities	$(45,556)	$(45,716)	$29,198

      The effective income tax rates of continuing operations differ from the statutory federal income tax rate of 35% as follows:

	Reorganized
	Company		Predecessor Company

	For the		For the
	Period from		Period from
	December 6,		January 1,		For the Years Ended
	2003 to		2003 to		December 31,
	December 31,		December 5,
	2003		2003		2002		2001

	(In thousands of dollars)
Income (loss) before taxes	$5,153		$(127,756)		$1,784		$105,530

Tax at 35%	1,804	35.0%	(44,715)	35.0%	624	35.0%	36,936	35.0%
State taxes (net of federal benefit)	414	8.0%	(10,197)	8.0%	309	17.3%	8,484	8.0%
Other	12	0.2%	—	—	729	40.9%	264	0.3%

Income tax expense (benefit)	$2,230	43.2%	$(54,912)	43%	$1,662	93.2%	$45,684	43.3%

8.	Commitments and Contingencies

      In the normal course of business, the Company is subject to various claims and litigation. Management of the Company expects that these various litigation items will not have a material adverse effect on the results of operations or financial position of the Company.